Exhibit 10.1

Execution Version

WAIVER AND SECOND AMENDMENT
TO TERM LOAN CREDIT AND SECURITY AGREEMENT

THIS WAIVER AND SECOND AMENDMENT TO TERM LOAN CREDIT AND SECURITY AGREEMENT (this “Amendment”), dated as of August 14, 2018, is by and among Hudson Technologies Company, a Tennessee corporation (“Hudson Technologies”), HUDSON HOLDINGS, INC., a Nevada corporation (“Holdings”), and ASPEN REFRIGERANTS, INC. (formerly known as AIRGAS-REFRIGERANTS, INC.), a Delaware corporation (“ARI” and together with Hudson Technologies, and Holdings, collectively, the “Borrowers”, and each a “Borrower”), the other Credit Parties hereto, the financial institutions party hereto as lenders (the “Lenders”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as collateral agent and administrative agent for the Lenders (in such capacities, the “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement (as defined below).

WITNESSETH

WHEREAS, the Borrowers, the other Credit Parties, the Lenders, and the Agent are parties to that certain Term Loan Credit and Security Agreement dated as of October 10, 2017 (as amended by that Limited Waiver and First Amendment to Term Loan Credit and Security Agreement and Certain Other Documents, dated as of June 29, 2018 (as amended, the “First Amendment”), and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Credit Parties have requested that the Agent and the Lenders (a) waive compliance with the Total Leverage Ratio covenant set forth in Section 1.1 of the First Amendment and (b) amend certain provisions of the Credit Agreement, and the Agent and the Lenders have agreed to grant such waiver and make such amendments, in each case, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Article I.

WAIVER

1.1              Waiver of First Amendment Total Leverage Ratio. Subject to the terms and conditions set forth herein, the Agent and the Required Lenders hereby waive the requirement to comply with the Total Leverage Ratio covenant set forth in Section 1.1 of the First Amendment; provided, that, (x) on October 15, 2018, the Credit Parties shall provide the Agent and the Lenders with a certificate setting forth in reasonable detail (with accompanying calculations) the Total Leverage Ratio as of the four fiscal quarter period ending September 30, 2018, and (y) and the failure of the Credit Parties to (i) maintain, as of the end of such four fiscal quarter period, the Total Leverage Ratio required under Section 6.5 of the Credit Agreement, or (ii) deliver the certificate described in the immediately preceding clause (x) shall, in each case, constitute an immediate Event of Default.

1.2              Waiver of Section 9.8(i) Reporting Requirement. Subject to the terms and conditions set forth herein, the Agent and the Required Lenders hereby waive the requirement to deliver the 10-Q report of HT filed for the fiscal quarter ended June 30, 2018 within the forty-five (45) day time period required by Section 9.8(i) of the Credit Agreement; provided, that such 10-Q report shall be provided to Agent and the Lenders promptly as soon as such report is filed.

1.3              Effectiveness of Waivers. The foregoing waivers shall be effective only to the extent specifically set forth herein and shall not (a) be construed as a waiver of any breach, Default or Event of Default other than as specifically waived herein nor as a waiver of any breach, Default or Event of Default of which the Lenders have not been informed by the Credit Parties, (b) affect the right of the Lenders to demand compliance by the Credit Parties with all terms and conditions of the Credit Agreement and the Other Documents, except as specifically modified or waived by the terms hereof, (c) be deemed a waiver of any transaction or future action on the part of the Credit Parties requiring the Lenders’ or the Required Lenders’ consent or approval under the Credit Agreement or the Other Documents, or (d) except as waived hereby, be deemed or construed to be a waiver or release of, or a limitation upon, the Agent’s or the Lenders’ exercise of any rights or remedies under the Credit Agreement or any Other Document, whether arising as a consequence of any Default or Event of Default which may now exist or otherwise, all such rights and remedies hereby being expressly reserved.

Article II.
AMENDMENTs TO CREDIT AGREEMENT

2.1              Amendments to Section 1.2 of the Credit Agreement.

(a)     Section 1.2 of the Credit Agreement is hereby amended by adding the following new defined terms in proper alphabetical order:

““Bi-Weekly Reporting Package” shall have the meaning set forth in Section 9.13(b) hereof.”

““Exit Fee” shall have the meaning set forth in Section 3.4(b) hereof.”

““Financial Covenant Waiver Period” shall mean the period commencing with the fiscal quarter ended June 30, 2018, and concluding with the fiscal quarter ending September 30, 2018.”

““Repayment in Full” shall have the meaning set forth in Section 3.4(b) hereof.”

““Sales/Inventory Report” shall have the meaning set forth in Section 9.13(b) hereof.”

““Second Amendment” shall mean that certain Waiver and Second Amendment to Term Loan Credit and Security Agreement dated as of August 14, 2018 by and among the Borrowers, the other Credit Parties, the Agent, and the Lenders.”

““Second Amendment Effective Date” shall mean August 14, 2018.”

““13-Week Cash Flow Forecast” shall have the meaning set forth in Section 9.13(a) hereof.”

(b)    Section 1.2 of the Credit Agreement is hereby amended by deleting the term “Applicable Rate” in its entirety and substituting the following in lieu thereof:

“Applicable Rate” shall mean the Eurodollar Rate plus 10.25% (it being expressly acknowledged that (x) the increase in the Applicable Rate as a result of the modifications set forth in the Second Amendment shall be retroactive from and after July 1, 2018, and (y) in no event shall the increase in the Applicable Rate as a result of modifications set forth in the Second Amendment exceed the Applicable Rate in effect on the Closing Date by more than three percent (3.00%) per annum (excluding the imposition of interest at the Default Rate)).

2.2              Amendment to Section 2.20(f) of the Credit Agreement. Clause (i) of Section 2.20(f) is hereby amended and restated in its entirety to read in full as follows:

“(i) Notwithstanding anything herein to the contrary, no Prepayment Premium or Make-Whole Amount shall be payable (x) in the event Repayment in Full occurs prior to March 31, 2020, or (y) in connection with any prepayment made pursuant to this Section 2.20 (other than a mandatory prepayment under Section 2.20(b), a payment as a result of acceleration or foreclosure, or a prepayment required as a result of a disposition of assets not permitted hereunder).”

2.3              Amendment to Section 3.1 of the Credit Agreement. The second sentence of Section 3.1(a) of the Credit Agreement is hereby amended by replacing the text “3.00% interest per annum” with the text “6.00% interest per annum”.

2.4              Amendment to Section 3.4 of the Credit Agreement. Section 3.4 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

“Fees.

(a)        Borrowers shall pay the amounts required to be paid in the Fee Letter and the FS Fee Letter in the manner and at the times required by the Fee Letter and the FS Fee Letter.

(b)       Subject to the last sentence of this clause (b), in consideration of the agreements of the Agent and the Lenders under the Second Amendment, in addition to any other fees payable hereunder, the Borrowers agree to pay to Lenders an exit fee equal to three percent (3.00%) of the outstanding principal balance of the Loans on the Second Amendment Effective Date (the “Exit Fee”), which Exit Fee shall be fully earned as of the Second Amendment Effective Date, but shall only be payable in full in cash upon the earlier to occur of (x) this Agreement having been terminated pursuant to Section 12.2 and all Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been asserted) having been paid in full (whether through a refinancing transaction or otherwise) (“Repayment in Full”), or (y) any acceleration of the Loans pursuant to Section 11.1. Notwithstanding the foregoing, Lenders hereby agree that (i) payment of the Exit Fee shall be waived in the event that Repayment in Full occurs prior to January 1, 2020, and (ii) the Exit Fee shall be reduced to one-and-one-half percent (1.50%) in the event that Repayment in Full occurs on or after January 1, 2020 but prior to March 31, 2020.”

2.5              Amendment to Section 6.5 of the Credit Agreement. Section 6.5 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

“Financial Covenants.

(a)               Total Leverage Ratio. Maintain as of the end of each fiscal quarter, for the consecutive four fiscal quarter period then ending, commencing with the fiscal quarter ending December 31, 2017, a Total Leverage Ratio of not greater than 4.75:1.00.

(b)               During the Financial Covenant Waiver Period, without the prior written consent of the Required Lenders, the Credit Parties shall not be permitted to (x) make Permitted Acquisitions or any other investments under Section 7.4(e) (excluding transactions permitted under Section 7.10 hereof so long as such transactions are solely among Borrowers and/or Guarantors) and Section 7.4(f), or (y) declare, pay or make any dividends or distributions on any shares of the common stock or preferred stock of any Credit Party (other than dividends or distributions payable solely in its stock or rights thereto, or split-ups or reclassifications of its stock), including Permitted Distributions, or payments in respect of Earn-outs, under Section 7.7.”

2.6              Amendment to Section 7.10 of the Credit Agreement. Section 7.10 of the Credit Agreement is hereby amended by replacing the proviso at the end thereof to read as follows:

“provided, however, any Borrower shall be permitted to make loans (i) to Affiliates (specifically excluding any other Borrowers or Guarantors), so long as the aggregate principal amount of all such loans made by all Borrowers shall not exceed $250,000 outstanding at any one time and (ii) to any other Borrowers or Guarantors.”

2.7              Amendment to Section 9.13 of the Credit Agreement. Section 9.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Bi-Weekly Reporting.

(a)        Commencing August 29, 2018 and on a bi-weekly basis thereafter (by 5:00 p.m. New York City time no later than the third (3rd) Business Day of each second week), furnish Agent and Lenders with a 13-week rolling cash flow forecast, which shall (i) show receipts and disbursements of the Credit Parties projected through such period, (ii) commencing with the second such forecast and for each such forecast thereafter, contain a comparison of the Credit Parties’ actual receipts and disbursements for the immediately preceding two-week period to the projected receipts and disbursements for such period as set forth in the cash flow forecast for such period, and (iii) otherwise be in form and substance, and with such detail, as is reasonably acceptable to the Required Lenders (each such report, a “13-Week Cash Flow Forecast”). The Borrowers represent, warrant and covenant that each cash flow forecast shall be, and when delivered has been, prepared in good faith based upon assumptions believed by the Borrowers to be reasonable in light of current market conditions, it being acknowledged and agreed by Agent and the Lenders that projections as to future events are inherently uncertain and are not a guarantee of financial performance and that actual results may differ from projected results.

(b)        Concurrently with the delivery of any 13-Week Cash Flow Forecast under the preceding clause (a), furnish Agent and Lenders with a bi-weekly sales and inventory report, which shall (i) show, with respect to the Credit Parties on a consolidated basis for the immediately preceding two-week period, (x) sales by gas, including volumes and average pricing, and (y) inventory by gas, including cost and pounds on hand, and (ii) otherwise be in form and substance, and with such detail, as is reasonably acceptable to the Required Lenders (each such report, a “Sales/Inventory Report”; together with the 13-Week Cash Flow Forecast, the “Bi-Weekly Reporting Package”).

(c) Not later than the second (2nd) Business Day after delivery of any Bi-Weekly Reporting Package, the Credit Parties shall cause their senior management to make themselves available during normal business hours for a telephonic meeting with the Lenders and their advisors to discuss information contained in such Bi-Weekly Reporting Package, as well as any other information regarding the Credit Parties’ business results and operations reasonably requested by the Lenders.”

2.8              Amendment to Article IX of the Credit Agreement. Article IX of the Credit Agreement is hereby amended by adding the following new Section 9.18:

“9.18 Information Sharing with FS’ Investment Advisor. With respect to any information provided to FS pursuant to this Article IX or otherwise under the Credit Agreement and the Other Documents (including the furnishing of reports and holding of telephonic meetings pursuant to Section 9.13 hereof), furnish such information and provide access to such meetings to FS’ investment advisor, FS/KKR Advisor, LLC, subject to the obligations set forth in Section 14.15 hereof.”

Article III.
ADDITIONAL AGREEMENTS

3.1              Reaffirmation of Obligations Regarding Lenders’ Financial Advisor and Ongoing Cooperation. The Credit Parties hereby reaffirm their obligations under Section 3.1 of the First Amendment, including, without limitation the Credit Parties’ obligations with respect to (x) the Lenders’ engagement of FTI Consulting Inc. (“FTI”) as financial advisor, and (y) ongoing cooperation with the Lenders and their advisors (including FTI) in connection with the Lenders’ examination of the Credit Parties’ financial affairs, finances, financial condition, business and operations.

Article IV.
CONDITIONS TO EFFECTIVENESS

4.1              Closing Conditions. This Amendment shall be deemed effective as of the date (the “Second Amendment Effective Date”) on which the following conditions shall have been satisfied:

(1)      The Agent and the Lenders shall have received a copy of this Amendment duly executed by each of the Borrowers, the other Credit Parties, the Required Lenders and the Agent;

(2)      The Agent shall have received, for the account of each Lender in Dollars and in immediately available funds, an amendment fee in an amount equal to one percent (1.00%) multiplied by the outstanding principal amount of the Loans held by such Lender as of the Second Amendment Effective Date; and

(3)      The Credit Parties shall have paid all accrued and outstanding fees of the Agent and the Lenders in accordance with Section 14.9 of the Credit Agreement (including accrued and outstanding fees and expenses of King & Spalding LLP, counsel to the Lenders, FTI Consulting Inc., financial advisor to the Lenders, and Nixon Peabody LLP, counsel to the Agent).

Article V.
CONDITION SUBSEQUENT

5.1              Revolving Loan Agreement Waiver. Within two (2) Business Days following the Second Amendment Effective Date, the Credit Parties shall furnish the Agent and the Lenders a waiver from the Revolving Agent and Required Lenders (as defined in the Revolving Loan Agreement), in form and substance satisfactory to the Required Lenders, covering substantially the same matters as those set forth in Section 1.2 hereof. Failure to comply with this Section 5.1 shall constitute an immediate Event of Default.

Article VI.
MISCELLANEOUS

6.1              Amended Terms. On and after the Second Amendment Effective Date, all references to the Credit Agreement in each of the Other Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

6.2              Representations and Warranties of the Credit Parties. Each Credit Party represents and warrants as follows:

(a)               It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)               This Amendment has been duly executed and delivered by such Credit Party and constitutes such Credit Party’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)               No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Credit Party of this Amendment.

(d)               The representations and warranties set forth in the Credit Agreement are true and correct in all material respects as of the date hereof as if made on and as of such date (except to the extent any such representation or warranty relates to an earlier specified date, in which case they shall be true and correct in all material respects as of such earlier date).

(e)               After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

6.3              Reaffirmation of Obligations. Each Credit Party hereby ratifies the Credit Agreement and the Other Documents and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement and the Other Documents applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations.

6.4              Credit Document. This Amendment shall constitute an Other Document under the terms of the Credit Agreement.

6.5              Expenses. The Borrowers agree to pay all reasonable costs and expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of King & Spalding LLP, counsel to the Lenders.

6.6              Further Assurances. The Credit Parties agree to promptly take such action, upon the request of the Agent or the Required Lenders, as is necessary to carry out the intent of this Amendment.

6.7              Entirety. The Credit Agreement (as modified by this Amendment) and the Other Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

6.8              Counterparts. This Amendment may be executed in original counterparts each of which counterpart shall be deemed an original document but all of which counterparts together shall constitute the same agreement. Execution and delivery via facsimile or PDF shall bind the parties.

6.9              No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Agent, the Lenders, or the Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such persons, or failure of such persons to act under the Credit Agreement on or prior to the date hereof.

6.10          Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

6.11          General Release. In consideration of the willingness of the Agent and the Lenders to enter into this Amendment, each Credit Party hereby releases and forever discharges the Agent, the Lenders and the Agent’s and the Lender’s respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as the “Bank Group”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, including, without limitation, all claims, demands, and causes of action for contribution and indemnity, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Credit Party on or prior the date hereof may have or claim to have against any of the Bank Group in any way related to or connected with the Credit Agreement, the Other Documents and the transactions contemplated thereby.

6.12          Governing Law; Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The governing law, jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 14.1 and 11.8 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

6.13          Agent Authorization. Each of the undersigned Lenders, which together constitute th e Required Lenders, hereby authorizes the Agent to execute and deliver this Amendment and, by its execution below, each of the undersigned Lenders agrees to be bound by the terms and conditions of this Amendment.

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BORROWERS:

HUDSON TECHNOLOGIES COMPANY

By:	/s/ Brian Coleman
Name: Brian Coleman
Title: President

HUDSON HOLDINGS, INC.

By:	/s/ Brian Coleman
Name: Brian Coleman
Title: President

ASPEN REFRIGERANTS, INC.

By:	/s/ Brian Coleman
Name: Brian Coleman
Title: President

GUARANTOR:

HUDSON TECHNOLOGIES, INC.

By:	/s/ Brian Coleman
Name: Brian Coleman
Title: President

Signature Page to Waiver and Second Amendment – Hudson Technologies

AGENT:

U.S. BANK NATIONAL ASSOCIATION,
as the Agent

By:	/s/ Prital K. Patel
Name: Prital K. Patel
Title: Vice President

Signature Page to Waiver and Second Amendment – Hudson Technologies

LENDERS:

FS INVESTMENT CORPORATION
By:	/s/ Philip S. Davidson
Name: Philip S. Davidson
Title: Authorized Signatory

HAMILTON STREET FUNDING LLC
By:	/s/ Philip S. Davidson
Name: Philip S. Davidson
Title: Authorized Signatory

GREEN CREEK LLC
By:	/s/ Philip S. Davidson
Name: Philip S. Davidson
Title: Authorized Signatory

JUNIATA RIVER LLC
By:	/s/ Philip S. Davidson
Name: Philip S. Davidson
Title: Authorized Signatory

JEFFERSON SQUARE FUNDING LLC
By:	/s/ Philip S. Davidson
Name: Philip S. Davidson
Title: Authorized Signatory

FS INVESTMENT CORPORATION II
By:	/s/ Philip S. Davidson
Name: Philip S. Davidson
Title: Authorized Signatory

FS INVESTMENT CORPORATION III
By:	/s/ Philip S. Davidson
Name: Philip S. Davidson
Title: Authorized Signatory

FS INVESTMENT CORPORATION IV
By:	/s/ Philip S. Davidson
Name: Philip S. Davidson
Title: Authorized Signatory

Signature Page to Waiver and Second Amendment – Hudson Technologies